MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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EXHIBIT 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Rachel Rosenblatt
FTI Consulting – Strategic Communications
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2011 FOURTH QUARTER AND FULL YEAR
- Net Sales Rise 15.6% to $533.2 Million in Fiscal 2011 Fourth Quarter -
- Diluted Earnings per Share Increase 32.9% to $0.93 in Fiscal 2011 Fourth Quarter –
- Net Sales Rise 19.5% to $2.02 Billion in Fiscal Year 2011 –
- Diluted Earnings per Share Increase 44.7% to $3.43 in Fiscal Year 2011 –
- Share Repurchase Program Authorization Increased to 5 Million Shares -

Melville, NY, October 26, 2011 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2011 year and fourth quarter ended August 27, 2011.

Net sales for the fourth quarter of fiscal 2011 were $533.2 million, an increase of 15.6% over net sales of $461.4 million in the fourth quarter of fiscal 2010. Operating income for the fiscal 2011 fourth quarter rose 33.2% to $93.9 million from $70.5 million in the same quarter a year ago.  As a percentage of net sales, operating margin increased to 17.6% in the fourth quarter of fiscal 2011 from 15.3% in the fourth quarter of fiscal 2010.  Net income for the fourth quarter of fiscal 2011 rose 34.9% to $59.5 million from $44.1 million a year ago.  Diluted earnings per share in the fiscal 2011 fourth quarter increased 32.9% to $0.93 (based on 63.5 million diluted shares outstanding), compared to $0.70 (based on 62.6 million diluted shares outstanding) in the fourth quarter of fiscal 2010.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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As previously announced, the Company acquired American Tool Supply, Inc. and its affiliate, American Specialty Grinding Co., Inc. (together, “ATS”), during the quarter.  The integration of ATS is proceeding well, and ATS contributed $5.5 million in sales and breakeven operating performance during the quarter, ahead of prior expectations.  The Company expects ATS to remain breakeven in the first quarter of fiscal 2012 and to become accretive during the second quarter of fiscal 2012. The Company continues to expect the acquisition to be approximately $0.02 to $0.03 accretive to earnings in fiscal 2012 and more accretive in succeeding years.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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For the 2011 fiscal year, net sales increased 19.5% to $2.02 billion from $1.69 billion in fiscal year 2010.  Operating income for fiscal 2011 was $349.8 million, or 17.3% of net sales, compared to $241.8 million, or 14.3% of net sales, in fiscal 2010.  For fiscal 2011 the Company reported net income of $218.8 million, an increase of 45.5% over net income of $150.4 million a year ago.  Diluted earnings per share for the fiscal 2011 full-year period were $3.43 (based on 63.3 million diluted shares outstanding), compared to $2.37 (based on 62.9 million diluted shares outstanding) last year, an increase of 44.7%.

David Sandler, Chief Executive Officer, said, “The results for the fourth quarter and fiscal 2011 were excellent, highlighting our market leadership and ability to capitalize on the current environment. We achieved many important milestones including record levels of revenue and profitability.  We further enhanced our metalworking value proposition and leveraged our consistently strong cash flow to invest for the future.”

Erik Gershwind, President and Chief Operating Officer, stated, “Our performance reflected the continued strength we are seeing from our core manufacturing customer base despite broader economic uncertainties. Sales growth of 15.6% in the fiscal 2011 fourth quarter resulted from our market share gains and the success of our growth initiatives. Gross margins were as expected when factoring out the temporary dilution from the ATS acquisition.  Operating margins were strong, as we benefited from reduced discretionary spending, some of which was deferred to the next fiscal quarter.”

Mr. Sandler concluded, “MSC is well positioned as we head into fiscal 2012. Business conditions throughout the bulk of our manufacturing segment generally remain solid. Customers broadly reiterate their focus on doing more with less, which bodes well for the MSC model and our future growth prospects. While customers express some caution about future business conditions as a result of the current economic uncertainty, we are confident in our plan to take disproportionate market share in any environment. Against this backdrop, MSC will continue to focus on executing on our strategic investment plan to further build out our capabilities and extend our market presence. We will do so while maintaining flexibility to adjust investment levels as market conditions warrant.”

Based on current market conditions, the Company expects net sales for the first quarter of fiscal 2012 to be between $538 million and $550 million and diluted earnings per share for the first quarter of fiscal 2012 to be between $0.91 and $0.95. This guidance primarily reflects continued growth in the Company’s core business and the realization of pricing increases in its product line, somewhat offset by continued softness in the government sector, higher costs related to increased commodity prices and increases in investment spending.

During the fourth quarter of fiscal 2011, the Company repurchased approximately 1.2 million shares of its Class A common stock.  The Company also announced that its Board of Directors has increased the number of shares authorized for future repurchase under its stock repurchase plan to 5 million shares.  Share repurchases, if any, will be made in the open market at such times and in such amounts as management deems appropriate.  The Company intends to effect any share purchases in compliance with SEC rule 10b-18.  The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements.  The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2011 year and fourth quarter, and to comment on current operations.  The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website for four weeks.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 320,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 19 million direct-mail catalogs, 105 branch sales offices, 1,051 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, general economic conditions in the markets in which the Company operates, changing customer and product mixes,  risks associated with acquisitions, including difficulties with integrating acquired businesses, competition, industry consolidation and other changes in the industrial distribution sector, volatility in commodity and energy prices, the outcome of potential government or regulatory proceedings or future litigation, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, risk of loss of key suppliers, key brands or supply chain disruptions, dependence on the Company’s information systems,  and retention of key personnel.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In thousands)

	August 27, 2011		August 28, 2010
ASSETS
Current Assets:
Cash and cash equivalents		$95,959	$121,191
Accounts receivable, net of allowance for doubtful accounts		266,545	221,013
Inventories		344,854	285,985
Prepaid expenses and other current assets		22,545	20,498
Deferred income taxes		28,531	27,849
Total current assets		758,434	676,536

Property, plant and equipment, net		148,813	143,609
Goodwill		277,431	271,765
Identifiable intangibles, net		48,308	48,751
Other assets		11,437	12,662
Total assets		$1,244,423	$1,153,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term notes payable	$	---	$39,361
Accounts payable		95,538	81,220
Accrued liabilities		76,664	69,704
Total current liabilities		172,202	190,285
Deferred income taxes and tax uncertainties		79,109	63,158
Total liabilities		251,311	253,443
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock		--	--
Class A common stock		51	48
Class B common stock		16	18
Additional paid-in capital		439,035	378,315
Retained earnings		775,149	675,968
Accumulated other comprehensive loss		(2,085)	(2,660)
Class A treasury stock, at cost		(219,054)	(151,809)
Total shareholders’ equity		993,112	899,880
Total liabilities and shareholders’ equity		$1,244,423	$1,153,323

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

 (In thousands, except per share data)

	(Unaudited)
	Quarters Ended		Fiscal Years Ended
	August 27, 2011 (13 weeks)	August 28, 2010 (13 weeks)	August 27, 2011 (52 weeks)	August 28, 2010 (52 weeks)
Net sales	$533,237	$461,361	$2,021,792	$1,692,041
Cost of goods sold	287,866	254,038	1,080,867	925,102
Gross profit	245,371	207,323	940,925	766,939
Operating expenses	151,488	136,817	591,160	525,120
Income from operations	93,883	70,506	349,765	241,819
Other (Expense) Income:
Interest expense	(47)	(147)	(258)	(1,140)
Interest income	16	28	58	165
Other expense	(112)	(47)	(235)	(16)
Total other expense	(143)	(166)	(435)	(991)
Income before provision for income taxes	93,740	70,340	349,330	240,828
Provision for income taxes	34,289	26,283	130,544	90,455
Net income	$59,451	$44,057	$218,786	$150,373
Per Share Information:
Net income per common share:
Basic	$0.93	$0.70	$3.45	$2.39
Diluted	$0.93	$0.70	$3.43	$2.37
Weighted average shares used in computing net income per common share:
Basic	63,181	62,225	62,902	62,438
Diluted	63,546	62,643	63,324	62,930
Cash dividend declared per common share	$0.22	$0.22	$1.88	$0.82

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FOURTH QUARTER AND FULL
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MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In thousands)

	For the Fiscal Years Ended
	August 27, 2011 (52 weeks)	August 28, 2010 (52 weeks)
Cash Flows from Operating Activities:
Net income	$218,786	$150,373
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	29,159	26,049
Stock-based compensation	14,768	13,525
Loss on disposal of property, plant, and equipment	116	18
Provision for doubtful accounts	2,733	1,892
Deferred income taxes and tax uncertainties	15,270	6,456
Excess tax benefits from stock-based compensation	(7,356)	(4,774)
Changes in operating assets and liabilities, net of amounts associated with business acquired:
Accounts receivable	(38,304)	(57,884)
Inventories	(46,895)	(39,748)
Prepaid expenses and other current assets	(1,782)	(3,359)
Other assets	2,019	2,126
Accounts payable and accrued liabilities	21,448	55,183

Total adjustments	(8,824)	(516)

Net cash provided by operating activities	209,962	149,857

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(25,479)	(30,304)
Cash used in business acquisition, net of cash received	(28,948)	--

Net cash used in investing activities	(54,427)	(30,304)

Cash Flows from Financing Activities:
Purchases of treasury stock	(69,279)	(48,244)
Payment of cash dividends	(119,257)	(51,726)
Excess tax benefits from stock-based compensation	7,356	4,774
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,983	2,598
Proceeds from exercise of Class A common stock options	37,683	22,803
Paydown of the revolving credit line commitment from credit facility	--	(95,000)
Credit facility financing costs	(938)	--
Repayments of notes payable under the credit facility and other notes	(39,361)	(59,109)
Net cash used in financing activities	(180,813)	(223,904)

Effect of foreign exchange rate changes on cash and cash equivalents	46	(30)
Net decrease in cash and cash equivalents	(25,232)	(104,381)
Cash and cash equivalents – beginning of period	121,191	225,572
Cash and cash equivalents – end of period	$95,959	$121,191
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$109,001	$77,682
Cash paid for interest	$93	$1,030
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